Exhibit 99.1

For Immediate Release

Contact:	Brendan Lahiff, Sr. Investor Relations Manager
Intersil Corporation
(408) 546-3399
investor@intersil.com

Intersil Corporation Reports First Quarter Financial Results

•	Revenues increase 7% from the prior quarter and 60% year over year

Milpitas, CA, April 21, 2010 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today reported financial results for its first quarter ended April 2, 2010.

Results of Operations

Net revenues for the first quarter were $189.4 million, a 60% increase from $118.2 million in the first quarter of 2009 and a 7% increase from $177.7 million in the fourth quarter of 2009. Intersil’s first quarter revenues by end market were as follows: high-end consumer, 19.9% of revenues; computing, 32.3% of revenues; industrial, 23.9% of revenues; and communications, 23.9% of revenues.

Gross margin for the first quarter was 56.4%, compared with gross margin of 55.1% in the same quarter last year, and 55.2% in the fourth quarter of 2009.

Operating margin was 15.7% during the first quarter. Net income was $27.7 million, or $0.22 per diluted share, compared with $2.4 million, or $0.02 per diluted share in the same quarter last year, and net income of $17.7 million, or $0.14 per diluted share, in the fourth quarter of 2009.

“The industrial and communications end markets continued their strong recoveries, while our computing end market performed better than anticipated due to strength in the worldwide PC business,” said Dave Bell, Intersil’s President and Chief Executive Officer. “Inventories remain stable at historically low levels and our manufacturing capacity has kept lead times much lower than many of our competitors.”

“During the quarter, we announced the proposed acquisition of Techwell, which we expect will add a very profitable business in two large, high-growth industrial markets. The addition of Techwell will shift our end market balance toward more stable and profitable industrial products, and is consistent with our strategy to diversify our product portfolio,” continued Bell.

At the end of the first quarter, Intersil’s cash and short-term investments totaled approximately $380 million and free cash flow was over $34 million.

Intersil’s Board of Directors has authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on May 21, 2010 to shareholders of record as of the close of business on May 11, 2010.

Second Quarter 2010 Outlook

•	Revenues are expected to be in the range of $200 million to $208 million (+6% to +10% sequentially)

•	Research and development expenses are expected to be approximately $43 million

•	Selling, general and administrative expenses are expected to be approximately $33 million

•	Stock-based compensation expense is expected to be approximately $7.9 million

•	Earnings per diluted share are expected to be in the range of $0.23 to $0.26

“Business conditions in the first quarter remained strong and our backlog exiting the quarter gives us confidence in continued growth. Our book-to-bill ratio continues to be well above one, and required turns remain low by historical standards,” said Mr. Bell. “We expect to close the Techwell acquisition during the second quarter and will provide additional guidance after the close.”

Intersil will discuss its first quarter financial results during its scheduled conference call following the market close on April 21st. Those wishing to participate in the conference call please dial (800) 299-8538, and international participants please dial +1 (617) 786-2902, using the password 47202115 at approximately 1:40 p.m. Pacific Time. Those wishing to listen to the call may also do so via webcast on Intersil’s Web site: http://www.intersil.com/investor.

A replay of the call will be available for two weeks following the conference call on Intersil’s Web site, or may be accessed by dialing (888) 286-8010, international dial +1 (617) 801-6888, using the password 28556361.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. Intersil’s products address some of the industry’s fastest growing markets, such as flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit Intersil’s Web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil’s management’s current expectations, estimates, beliefs, assumptions and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Intersil filings with the U.S. Securities and Exchange Commission (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

– FINANCIAL TABLES TO FOLLOW –

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarters Ended
	April 2, 2010	April 3, 2009	January 1, 2010
	(Q1 2010)	(Q1 2009)	(Q4 2009)

Net revenues	$189.4	$118.2	$177.7

Cost of revenues	82.5	53.0	79.5

Gross profit	106.9	65.1	98.1

Expenses
Research and development	41.7	32.8	36.8
Selling, general and administrative	32.6	25.8	33.5
Amortization of purchased intangibles	2.9	3.5	2.8
Restructuring and other related activities	—	1.6	(0.2)
In-process research and development credit	—	(0.2)	—

Operating income	29.8	1.7	25.2
Gain (loss) on deferred compensation investments	0.3	(0.2)	0.2
Loss on investments, net	(1.1)	—	—
Interest income, net	0.5	1.4	1.0

Income before income taxes	29.6	2.9	26.4
Income tax expense	1.9	0.5	8.7

Net income	$27.7	$2.4	$17.7

Earnings per share:

Basic	$0.22	$0.02	$0.14

Diluted	$0.22	$0.02	$0.14

Weighted average shares:
Basic	123.0	121.7	122.7

Diluted	123.4	121.9	122.7

	Quarters Ended
	April 2, 2010	April 3, 2009	January 1, 2010
Other financial metrics:
Stock-based compensation expense by classification:
Cost of revenues	$0.6	$0.6	$0.5
Research and development	2.9	3.3	2.3
Selling, general and administrative	3.9	1.7	3.2

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Additional Information

Unaudited

(In US$ millions)

	Quarters Ended
	April 2, 2010	April 3, 2009	January 1, 2010
	(Q1 2010)	(Q1 2009)	(Q4 2009)

Cash flow information:
Cash from operations	$36.7	$13.9	$49.2
Net capital expenditures	2.4	2.5	5.0

Free cash flow	$34.3	$11.4	$44.2

EBITDA:
Operating income	$29.8	$1.7	$25.2
Depreciation	4.8	5.5	5.1
Intangible amortization	2.9	3.5	2.8
In-process R&D credit	—	(0.2)	—
Stock-based compensation	7.4	5.7	5.9

EBITDA	$44.9	$16.1	$39.1

Six-month backlog	$196.8	$126.9	$157.4

Effect of certain noncash and discrete items:
Amortization of intangibles (net of tax)	$2.4	$2.8	$2.2
Restructuring and other related activities (net of tax)	—	1.2	(0.1)
In-process R&D credit	—	(0.2)	—
Impairment of ARS (net of tax)	0.8	—	—
Stock-based compensation (net of tax)	6.1	4.5	4.7
Discrete tax benefit	(4.9)	—	—

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	April 2, 2010	January 1, 2010
Assets
Current assets:
Cash, cash equivalents and short-term investments	$379.6	$361.2
Trade receivables, net	85.2	73.6
Inventories, net	80.3	81.2
Prepaid expenses and other current assets	7.5	9.4
Deferred income taxes	27.4	27.4

Total current assets	580.1	552.8
Other assets:
Property, plant and equipment, net	100.8	102.3
Purchased intangibles, net	26.0	26.6
Goodwill	316.9	314.7
Deferred income taxes	91.3	91.0
Long-term investments	62.4	63.9
Other	14.4	14.5

Total other assets	611.7	613.0

Total assets	$1,191.8	$1,165.8

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$37.9	$31.5
Income taxes payable	30.0	30.7
Deferred net revenue	11.5	9.7
Other accrued items	58.3	62.8

Total current liabilities	137.6	134.7

Total shareholders’ equity	1,054.1	1,031.1

Total liabilities and shareholders’ equity	$1,191.8	$1,165.8

Note: Totals and percentages may not add or calculate precisely due to rounding.